CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118201, 333-124086, and 333-150569) of BorgWarner Inc. of our report dated June 10, 2011 relating to the financial statements of the BorgWarner Diversified Transmission Products Inc., Muncie Plant Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Detroit, MI
June 10, 2011